Exhibit 10.21

SECOND AMENDMENT TO .COM REGISTRY AGREEMENT
This SECOND AMENDMENT TO THE .COM REGISTRY AGREEMENT (“Amendment 2”) is dated as of March 27, 2019 (the “Amendment 2 Effective Date”) and is entered into by and between the INTERNET CORPORATION FOR ASSIGNED NAMES AND NUMBERS, a California non-profit public benefit corporation (“ICANN”) and VERISIGN, INC., a Delaware corporation (“Verisign”), and amends the .com Registry Agreement effective as of December 1, 2012, as amended by the First Amendment to the .com Registry Agreement dated October 20, 2016 (collectively the “Agreement”). Capitalized terms used herein shall have the meanings assigned to them in the Agreement. ICANN and Verisign may be referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, Verisign submitted a Registry Service Request for the release for registration of one .com domain name with a single-character label, o.com, in the .com generic top-level domain (the “RSEP Request”);

WHEREAS, on May 10, 2018, ICANN posted the draft amendment to implement the approved RSEP Request for public comment, which public comment period closed on June 20, 2018; and

WHEREAS, the Parties agree to amend the Agreement as follows.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements in this Amendment 2, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	The Parties hereby agree to delete Section B of Appendix 6 of the Agreement and replace it with the following new Section B:
“B. Additional Second-Level Reservations. In addition, the following names shall be reserved at the second level:

•	All single-character labels. Notwithstanding this reservation the single-character label o.com may be released pursuant to the o.com Service (defined in Appendix 7, Section 8.2).

•
All two-character labels shall be initially reserved. The reservation of a two-character label string shall be released to the extent that the Registry Operator reaches agreement with the government and country-code manager, or the ISO 3166 maintenance agency, whichever appropriate. The Registry Operator may also propose release of these reservations based on its implementation of measures to avoid confusion with the corresponding country codes.”

2.	The Parties hereby agree to add the following new Section 8.2 to Appendix 7 of the Agreement:
“Section 8.2     Registration of one .com Domain Name with a Single-Character Label. Registry Operator may allocate the single-character label o.com in accordance with the o.com Service Description attached as Schedule 1 to this Appendix 7 and the following specific conditions (the “o.com Service”):

(i)
Registry Operator shall not, directly or indirectly, receive any proceeds from the sale, allocation, transfer or renewal of o.com and will only receive the standard registry fee for the registration of o.com, in accordance with the Maximum Price set forth in Section 7.3(d) of the Agreement.

(ii)	Notwithstanding Appendix 7, Section 3.1.1 (Add Grace Period) of the Agreement, o.com shall not have an Add Grace Period.

(iii)
Notwithstanding Appendix 7, Section 3.1.2 (Renew/Extend Grace Period) of the Agreement, o.com will not have a Renewal Grace Period up to and including the twenty-fifth year the winning registrant renews o.com (if applicable). Beginning on the twenty-sixth year the winning registrant renews o.com and thereafter (if applicable) a Renewal Grace Period will apply to o.com.

(iv)	Notwithstanding Appendix 7, Section 3.1.3 (Auto-Renew Grace Period) of the Agreement, o.com will be automatically renewed under the Auto-Renew Grace Period, each for a single year period.

(v)
Notwithstanding Appendix 7, Section 3.3.2 (Pending Delete Period) of the Agreement, o.com shall not be included on the .com registry’s Pending Delete Report if deleted, and will be held by Registry Operator until Registry Operator makes o.com available via a later auction or other allocation process.”

3.	The Parties hereby agree to add the new Schedule 1 to Appendix 7 of the Agreement, attached hereto as Schedule 1 to this Amendment 2.

4.
Agreement; No Other Amendment; Reaffirmation. Except as amended by this Amendment 2, the Agreement shall remain in full force and effect according to its terms and shall be read and construed as if the terms of this Amendment 2 were included therein. The Parties acknowledge and agree that each shall be bound and obligated to perform all of its respective obligations under the Agreement as amended by this Amendment 2, and that all references in such document to the Agreement shall mean and include the Agreement as amended hereby.

5.
Incorporation by Reference. This Amendment 2 incorporates by reference the provisions set forth in Section 8.6 (Amendments and Waivers), Section 8.7 (No Third-Party Beneficiaries), Section 8.8 (Notices, Designations and Specifications), Section 8.9 (Language), Section 8.10 (Counterparts) and Section 8.11 (Entire Agreement) as if fully set forth herein.

IN WITNESS WHEREOF, ICANN and Verisign have caused this Amendment 2 to be executed and delivered by their duly authorized officers as of the Amendment 2 Effective Date.

INTERNET CORPORATION FOR ASSIGNED NAMES AND NUMBERS
By: /s/ Göran Marby

Name: Göran Marby

Title:     President and Chief Executive Officer

Date:

VERISIGN, INC.
By: /s/ D. James Bidzos

Name: D. James Bidzos

Title: President and Chief Executive Officer

Date:

Schedule 1 to Appendix 7

o.com Service Description

o.com Service

Registry Operator will register o.com (the “SCDN”) in the manner in which it registers other domain names, with the exceptions set forth below. In addition, the SCDN will be allocated through an auction managed by a third party auction service provider selected by Registry Operator. The registration of the SCDN will be allocated through a pro-competitive and fair auction process and any potential registrant may participate in the auction process and select any ICANN-accredited registrar for the management of the SCDN if awarded to their registrant. No restrictions will be placed on how the registrant may select the .com ICANN-accredited registrar. Prior to the auction, Registry Operator will provide registrars with a minimum advanced notice of 60 days as part of its efforts to notify potential registrants.

Nonprofit Beneficiary

Consistent with its sole role as service provider and with its lack of any ownership in the SCDN, Registry Operator will not be paid, nor receive, nor touch any part of the SCDN auction proceeds. Instead, Registry Operator will only receive the standard registry fee for the registration of the SCDN, which fee shall be in compliance with registry fee pricing provisions under Section 7.3(d) of the Agreement for the registration of any other .com domain name at the time.

Proceeds derived from the auction of the SCDN will be provided to one or more nonprofit organizations, or its successors, as set forth in Exhibit A attached hereto and agreed by ICANN and Registry Operator to be “CONFIDENTIAL” pursuant to Section 3.1(d)(iv)(B) of the Agreement (“Nonprofit List”). None of the auction proceeds will directly or indirectly be used to benefit Registry Operator, its affiliates, or its directors, officers, or employees, other than to the de minimis extent those proceeds are used by the nonprofit(s) to benefit the Internet community in general. The nonprofit's, including its successor's, mission will align the use of funds resulting from the auction of the SCDN toward areas of public good of the Internet community, which may include one or more of the following:

◦	development, evolution, and use of open Internet protocols

◦	enhancing the cybersecurity readiness and response of public and private sector entities

◦	online safety for children

◦	improving security, stability and universal accessibility of the Internet

◦	capacity building for the benefit of the Internet community (such as assisting those in developing areas in applying to become registries and registrars)

None of the nonprofit organizations, including their respective successors, as set forth in the Nonprofit List, have or will make any contributions, or conduct any activities directed by, or on behalf of, Registry Operator.

Disbursement of Proceeds to the Nonprofit Beneficiary

The winning registrant will submit the auction proceeds to an independent tax-exempt trust that will be set up by the third party auction service provider (the "Trust"). An independent third party trustee (the "Third Party Trustee") will (i) select the nonprofit organization(s) to receive the auction proceeds as outlined above and (ii) manage the receipt and distribution of the auction proceeds to the nonprofit(s). Registry Operator and its affiliates, directors, officers, or employees, will not be (i) acting as a trustee of the Trust, (ii) named in the Trust, or (iii) named as a party to the Trust.

The Third Party Trustee will not conduct any activities directed by, or on behalf of, Registry Operator except as set forth herein.

Provisioning

Under the o.com Service, Registry Operator intends for the SCDN to be allocated via an auction. Receipt of payment in the amount of the winning bid will entitle the registrant to obtain an initial five (5) year registration. The auction will be managed by a third party auction service provider selected by Registry Operator. The SCDN will be allocated through an auction administered by the third party auction service provider as described below.

The third party auction service provider will be required to pre-qualify potential registrants for participation in the auction, which may include asking potential registrants to submit documentation to the third party auction service provider describing the planned marketing and usage of the registered domain name, demonstrating the ability to pay, and additional requirements as may be required by the third party auction service provider. A team formed by the third party auction service provider will review and approve the proposals based upon pre-determined qualifications.
The winning registrant must: (i) submit the entire amount of the winning bid directly to the Trust within fourteen (14) calendar days from the date on which it was determined to be the winner (the "First Installment of the Winning Bid"); and (ii) commit to submitting to the Trust five percent (5%) of the First Installment of the Winning Bid for each year that the SCDN is renewed after expiration of the initial five (5) year registration period (each a "Subsequent Installment") up until, and including, the twenty-fifth (25th) year the winning registrant renews the SCDN (the "Expiration of the Subsequent Installment"). The Subsequent Installments are intended to encourage a continuous funding stream to the nonprofit organization(s) up until the Expiration of the Subsequent Installment. By way of example, if the auction took place in 2020 and the winning bid was $10,000, the First Installment of the Winning Bid for the SCDN would be $10,000 and be paid in 2020, and the Subsequent Installment for each year after the five (5) year initial term would be $500 and be paid in 2026 through 2045 (i.e., 5% of the First Installment of the Winning Bid).

In the event a winning registrant fails to complete the payment transaction within the fourteen (14) day time period, the: (i) registrant will forfeit its right to register the SCDN, and (ii) SCDN may be made available to the second highest bidder. This process will continue until a full payment is received.

Upon completion of the First Installment of the Winning Bid payment, the third party auction service provider will issue an authorization code to the winning registrant. The winning registrant will provide this authorization code to its registrar of choice. This registrar-of-record for the winning registrant must provide the authorization code to Registry Operator to complete the initial registration. The initial term will expire five (5) years from the date of creation. Registry Operator will charge the registrar the then-applicable registration fee for each annual increment of a new domain name registration (multiplied by five (5) increments for a five year term) for the SCDN, which may be paid using its account associated with the current Verisign System or its Payment Security (as defined in the .com Registry-Registrar Agreement).

Because Registry Operator is not processing the payment of any auction proceeds, the registrar-of-record for the winning registrant will not be permitted to use the account associated with the current Verisign System or its Payment Security to secure payment of the winning bid, either in whole or in part.
After registration, the registrar-of-record will be able to execute any updates for the SCDN requested by its registrant in the same manner in which all updates are currently executed.
Should Registry Operator determine that the winning registrant is not complying with the terms of the auction agreement executed by the winning registrant to participate in the auction (the "Auction Agreement"), including failing to provide to the nonprofit(s) any Subsequent Installments when due, Registry Operator will have the right to terminate the registration and the SCDN will enter the standard Redemption Grace Period. The registrar-of-record will be able to restore the SCDN only if the issue is successfully cured during the Redemption Grace Period. Following the 5-day Pending Delete period, the SCDN will be held by the registry for re-auction or other allocation process at a future date and time.

Following the initial registration, the specifications of Appendix 7 to the Agreement will apply for all EPP operations except as otherwise set forth herein or in Appendix 7, Section 8.2.

The winning registrant may renew the SCDN for as many years as the Agreement will permit, provided the winning registrant submits the Subsequent Installment(s) of the Winning Bid to the Trust up until the Expiration of the Subsequent Installment and standard registration fees to the registry. Prior to the Expiration of the Subsequent Installment, in order to renew the SCDN, the winning registrant must submit the Subsequent Installment of the Winning Bid to the Trust, and following Registry Operator's receipt of notification from the Third Party Trustee confirming payment, the registrar-of-record for the SCDN may submit the renewal request to Registry Operator and will be charged the then-applicable fee for each annual increment of a new domain name registration. After the Expiration of the Subsequent Installment, in order to renew the SCDN, the registrar-of-record for the SCDN will submit the renewal request to Registry Operator and will be charged the then-applicable fee for each annual increment of a new domain name registration.

Prior to the Expiration of the Subsequent Installment, payment of the Subsequent Installment of the Winning Bid and the then-applicable registration fee will also apply to transfers of the SCDN, as applicable, because an additional year will be added to the term of the SCDN, subject to the 10-year maximum, as part of the transfer process in accordance with standard domain name lifecycle.

If the SCDN is not explicitly renewed prior to the expiration date, it will be automatically renewed for a single year in the same manner as non-single-character domain names. Prior to the Expiration of the Subsequent Installment, the winning registrant must complete the payment of the Subsequent Installment of the Winning Bid and the registrar of record must complete the payment of the then-applicable registration fee within fourteen (14) days of the auto-renewal, or the registry reserves the right to explicitly delete the registration and make the SCDN available through a subsequent auction or other allocation method. If the SCDN is not renewed, then the winning registrant will be released from its commitment to pay a future Subsequent Installment of the Winning Bid.

If a deletion by the registrar of record occurs for the SCDN, the SCDN will enter the standard 30-day Redemption Grace Period. If the SCDN is not restored during this period, the SCDN will enter a 5-day Pending Delete Period and the SCDN will not be available for re-registration and may be re-auctioned or placed through another allocation method.

Fees

The First Installment of the Winning Bid will be paid by the winning registrant to the Trust and will be allocated by the Third Party Trustee as follows:

◦
An amount agreed upon in advance will be paid to (i) the third party auction service provider for auction administration services and (ii) the Third Party Trustee for services relating to the management and distribution of the funds in the Trust;

◦
An amount, not more than $1,000,000, will be held by the Trust as a reserve for expenses the Third Party Trustee may incur to enforce (a) the Auction Agreement and (b) requirements the selected nonprofit organization(s) must meet in order to receive the funds, such as using the funds toward areas of public good of the Internet community; and

◦	The remaining amount of the First Installment of the Winning Bid will be distributed to the selected nonprofit organization(s), as discussed above.

Each Subsequent Installment of the Winning Bid will be paid by the winning registrant to the Trust and will be allocated by the Third Party Trustee as follows:

◦	An amount agreed upon in advance will be paid to the Third Party Trustee for services relating to the management and distribution of the funds in the Trust; and

◦
The remaining amount of the Subsequent Installment(s) of the Winning Bid will be distributed to the nonprofit organization(s) discussed above. The Third Party Trustee will notify Registry Operator upon receipt of payment.